SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549




                                   FORM 8-K

                                CURRENT REPORT



  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934




              Date of Report (Date of earliest event reportable):


                                April 29, 1996





                        Investors Insurance Group, Inc.
             (Exact name of registrant a specified in its charter)











           Florida                     1-8069                13-2574130
  (State or other jurisdiction     (Commission              (IRS Employer
         of incorporation)         File Number)           Identification No.)


        7200 West Camino Real
         Boca Raton, Florida                                     33433
(Address of principal executive offices)                       (Zip Code)





      Registrant's telephone number, including area code: (407)-391-5043





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Item 5:  Other Events

On April 29, 1995, Investors Insurance Group, Inc. signed a definitive agreement with AAM Capital Partners, L. P. ("AAM") for the sale of up to $7,000,000 of convertible voting preferred stock (70,000 shares). This infusion of capital will be used to recapitalize IIG's insurance subsidiary, Investors Insurance Corporation. The insurance company will then be able to retain a larger portion of its profitable annuity business that is currently being ceded to a reinsurer. AAM has in depth expertise of insurance operations and plans to help IIG utilize its marketing expertise in a number of new and expanding markets. AAM is an equity investment fund which participates in investments in the insurance industry.



Under the terms of the agreement, which is scheduled to close on June 30, 1996, IIG's board of directors will expand from four to seven members and the owners of the preferred shares will elect three new directors. Each preferred share will be convertible at any time into 100 shares of common stock or, after December 31, 2001, redeemable for $100 per share, plus accrued dividends. In conjunction with this agreement, IIG will exchange 250,000 restricted shares of its common stock for all of IIG's currently outstanding warrants to purchase 1,000,000 shares of common stock. These warrants are currently held by Chester County Fund, Inc., IIG's largest shareholder.



In addition to the normal and customary contingencies, final closing of the agreement is subject to regulatory approval and the full subscription of AAM's coinvestor group.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             INVESTORS INSURANCE GROUP, INC.
                                                      (Registrant)

May 3, 1996                                  By  /s/ Melvin C. Parker
                                                 --------------------
                                                     Melvin C. Parker
                                                     President